UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

May 10, 2019

Commission File Number 333-193565

Greenpro Capital Corp.

(Exact name of registrant issuer as specified in its charter)

Nevada	98-1146821
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Room 1701-1703, 17/F.,

The Metropolis Tower,

10 Metropolis Drive, Hung Hom,

Hong Kong

(Address of principal executive offices, including zip code)

Registrant’s phone number, including area code (852) 3111 -7718

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2019, the Board of Directors of Greenpro Capital Corp. (the “Company”), received notification from HEE, Chee Keong (“Mr. Hee”) that effective on May 8, 2019, he would resign as a director of the Company. Mr. Hee was Chair of the Audit Committee and the Compensation Committee, and also served on the Nominating and Corporate Governance Committee, respectively. Mr. Hee’s resignation was not due to a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On May 8, 2019, the Company appointed LOUIS, Ramesh Ruben (“Mr. Louis”), as an independent director to serve on the Company’s board of directors (the “Board”). Mr. Louis’s appointment fills the vacancy on the Board due to Mr. Hee’s departure. Mr. Louis will serve as Chair of the Audit Committee and the Compensation Committee and will also serve on the Nominating and Corporate Governance Committee.

Mr. Louis, aged 42, is a Chartered Accountant of the Malaysian Institute of Accountants (MIA), a fellow member of Association of Chartered Certified Accountants (FCCA), a chartered member of the Institute of Internal Auditors, as well as a Certified Financial Planner. Mr. Louis has over 20 years of experience in accounting, auditing and risk management ranging from large public listed companies to multinational corporations, government agencies as well as SME’s in a spectrum of industries including plantation, property development, manufacturing, trading, IT, shipping, retailing, etc. He started his career at Arthur Andersen, and subsequently moved to BDO. He also has experience in corporate finance with Southern Investment Bank Berhad. Mr. Louis has hands-on experience on other corporate exercises such as due diligence, IPO’s, issuance of bonds, corporate & debt restructuring and investigative audit. His training and advisory experience includes topics on Internal & Statutory Auditing, Public Sector/Government Audits, Value-for-Money Audits, ISQC 1, Risk Management & Internal Controls, Review and Assurance Engagements such as Financial Due Diligence, Forecasts & Projections, Forensic & Fraud Accounting/Auditing, as well as practical application of International Financial Reporting Standards (“IFRS”), Reporting Standards for SMEs (MPERS/PERS) and public sector accounting (MPSAS). He has facilitated training and provided advisory for public accountants across Asia Pacific, multinationals and public sector institutions. Mr. Louis is a certified trainer by the Human Resource Development Fund (HRDF), Ministry of Human Resources Malaysia.

Mr. Louis graduated from National University of Malaysia with a bachelor’s degree in Accounting. He earned an MBA from the University of Strathclyde, United Kingdom, graduated with a distinction in 2012. He is currently pursuing his Doctor of Philosophy in University of Malaya.

Mr. Louis does not have any family relationships with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive director. Mr. Louis is not a party to any transactions listed in Item 404(a) of Regulation S-K. Mr. Louis beneficially owns 4,000 shares of the Company’s common stock which he purchased for $1,000 in the initial public offering of the Company’s common stock in 2014. His ownership represents less than one percent (1%) of the Company’s issued and outstanding shares as of the date hereof.

As compensation for services as an independent director, Mr. Louis shall receive a monthly fee of $1,200 in cash payable quarterly, commencing on July 1, 2019.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Independent Director Agreement, dated May 8, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GREENPRO CAPITAL CORP.
(Name of Registrant)

Date: May 10, 2019	By:	/s/ Lee Chong Kuang
	Title:	Chief Executive Officer,
President, Director
(Principal Executive Officer)

Date: May 10, 2019	By:	/s/ Loke Che Chan, Gilbert
	Title:	Chief Financial Officer, Secretary,
Treasurer, Director
(Principal Financial Officer and
Principal Accounting Officer)